SECURED PROMISSORY NOTE

$4,500,000	April 15, 2008

FOR VALUE RECEIVED, the undersigned, All Ad Acquisition, Inc., a Delaware corporation, and Morlex, Inc., a Colorado corporation (each of them individually and collectively, the “Debtor”), hereby jointly and severally promise to pay to the order of Iakona, Inc. (together with its successors and assigns, the “Holder”), the sum of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000), together with all interest due and all other amounts payable hereunder, on the earlier of (x) the date such amounts shall become due and payable in accordance with Section 1 or 4 hereof, and (y) December 31, 2008 (such earlier date, the “Maturity Date”). The unpaid principal amount hereof may be prepaid at any time, in whole or in part, without penalty.

1. Payment of Principal and Interest.

(a) Mandatory Prepayments. One Million Five Hundred Thousand Dollars ($1,500,000) of the principal amount of this Note shall be paid to Holder on or before April 30, 2008. In addition thereto, in the event that (i) the Debtor issues any debt or equity securities of any kind (an “Issuance”) after the date hereof or (ii) the EBITDA (as defined below) of the Debtor (on a consolidated basis with each of their respective subsidiaries) during any calendar quarter ending after the date hereof exceeds $1,000,000 (such excess, the “Excess EBITDA”), then, in either case, Debtor shall cause the principal amount of this Note to be prepaid promptly, but in any event not later than three (3) business days after the closing of any such Issuance or the date that the financial statements of the Debtor for any such calendar quarter become available, as applicable, in the amount of (x) fifty percent (50%) of the gross proceeds to the Debtor from such Issuance, less reasonable attorneys’ fees and costs incurred in connection with the Issuance (provided, that in the event that the net proceeds of any such Issuance are less than $5.0 million, then fifty percent (50%) in this clause (x) shall be changed to seventy-five percent (75%) with respect to such Issuance only) or (y) one hundred percent (100%) of all such Excess EBITDA. For purposes of this Note, the term “EBITDA” means the Company’s earnings before income taxes, depreciation and amortization (except as provided below), as customarily determined in accordance with generally accepted accounting principles (“GAAP”) except as set forth herein. In particular, EBITDA shall reflect the Company’s earnings, income taxes, depreciation and amortization, determined in accordance with GAAP consistently applied, excluding extraordinary items.

(b) Interest. The unpaid principal balance of this Note outstanding from time to time shall bear interest until such principal balance is repaid in full at a rate equal to twelve percent (12.0%) per annum, compounded annually; provided, that, upon the occurrence and continuance of an Event of Default, the interest shall be eighteen percent (18%) per annum, compounded annually. Interest shall be calculated on a daily basis on outstanding balances at the applicable rate on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed. Interest hereunder shall be due and payable on the first day of each calendar month commencing on May 1, 2008 (each, an “Interest Payment Date”); provided, however, that, all accrued but unpaid interest shall be due and payable in full on the Maturity Date, and shall continue to accrue until this Note is paid in full. Under no circumstances shall the Debtor be charged more than the highest rate of interest that lawfully may be charged by the Holder and paid by the Debtor on the unpaid principal amount hereof. It is, therefore, agreed that if at any time interest on the unpaid principal amount hereof would otherwise exceed the highest lawful rate, only such highest lawful rate will be paid by the Debtor. Should any amount be paid by the Debtor in excess of such highest lawful amount, such excess shall be deemed to have been paid in reduction of the principal sum due hereunder.

(c) Security Agreement; Subordination. The obligations of the Debtor under this Note are (i) secured by, and the Holder is entitled to the benefits of, a Security Agreement between the parties hereto, entered into contemporaneously herewith (the “Security Agreement”), a copy of which is attached hereto as Exhibit A; and (ii) subject in all respects to the subordination and other provisions set forth in Section 16 of the Security Agreement.

(d) Applications of Payments. Payments received by the Holder pursuant to this Note shall be applied in the following manner: first, to the payment of all expenses, charges, costs and fees incurred by or payable to the Holder and for which Debtor is obligated pursuant to the terms of this Note; second, to the payment of all interest accrued to the date of such payment; and third, to the payment of principal.

2. Purchase Agreement. This Note is issued in connection with that certain Stock Purchase Agreement, dated as of November 14, 2007, as amended on January 11, 2008, February 28, 2008, and April 11, 2008 and from time to time, between the Holder, Iakona, Inc., Jason J. Kulpa, All Ad Acquisition, Inc. (a wholly-owned subsidiary of Morlex, Inc.) and Duncan Capital Partners LLC (the “Purchase Agreement”).

3. Event of Default. Subject to the cure periods set forth in Section 4, each of the following events shall constitute a default under this Note (each, an “Event of Default”):

(a) Failure to pay all principal and other amounts owed relative to this Note on or before the Maturity Date;

(b) Failure to pay in full all interest due on any Interest Payment Date;

(c) Any other default by Debtor relative to this Note ;

(d) Any default by Debtor (subject to any applicable cure period) relative to the Purchase Agreement, the Security Agreement, the Registration Rights Agreement (as defined in the Purchase Agreement) or the employment agreement between the Debtor and Jason J. Kulpa;

(e) any proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or dissolution of the Debtor or for its adjudication as a bankrupt or insolvent and, if instituted by a third party, such proceedings are not dismissed, discharged or stayed within sixty (60) days from the date such proceedings are instituted;

(f) the Debtor makes an assignment for the benefit of its creditors;

(g) a receiver, liquidator, assignee, trustee or custodian is appointed to administer the affairs of the Debtor; or

(h) the Debtor dissolves, liquidates, winds-up, or sells or otherwise disposes of all or substantially all of its business or assets.

4. Remedies upon an Event of Default. Upon the occurrence and at any time during the continuance of any Event of Default, in the event that Debtor shall not have cured such Event of Default within five (5) business days after receipt of notice thereof in accordance with the provisions of Section 8 below, the Holder shall be entitled to (a) declare this Note and all accrued and unpaid interest and other amounts due under this Note, to be immediately due and payable, and (b) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Security Agreement or applicable law.

5. Waiver and Consent. Debtor waives presentment, notice of dishonor, notice of nonpayment, protest, notice of protest and all other notices, filing of suit and diligence in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence. Acceptance, release or substitution of security shall not affect the obligations or liability of Debtor. Any other waiver or consent respecting this Note shall be effective only if in writing and signed by the Holder and then only in the specific instance and for the specific purpose for which given. No such other waiver or consent shall be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Holder at any time or times to require performance of, or to exercise its rights with respect to, any term or provision of this Note in no manner shall affect its right at a later time to enforce any such term or provision. No notice to or demand on the Debtor in any case shall entitle such party to any other or further notice or demand. All rights, powers, privileges, remedies and other interests of the Holder under this Note and applicable law are cumulative and not alternatives.

6. Independent Obligations. The obligations of Debtor are independent of the obligations of any other person or entity. Debtor expressly waives any right to require Holder to proceed against any other person or entity, or to proceed against or exhaust any security for the obligations. A separate action or actions may be brought and prosecuted against Debtor whether or not any other person or entity shall be joined in any such action or actions.

7. Course of Dealing. No course of dealing between Debtor and Holder and no delay on the part of Holder in exercising any rights of Holder shall operate as a waiver of the rights of Holder under this Note. No covenant or other provisions of this Note nor any default in connection herewith may be waived unless by written instrument signed by the party so waiving such covenant or other provisions or default; provided, however, that no such waiver shall impair any obligation not expressly waived or impair any right consequent thereon. Any waiver may be given subject to satisfaction of conditions stated therein.

8. Cumulative Remedies. The rights and remedies of Holder under this Note shall be cumulative. Holder shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law, or in equity. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any default on Debtor’s part shall be deemed a continuing waiver.

9. Setoff. All amounts payable under this Note shall be paid in full without setoff, deduction or counterclaim. All amounts payable under this Note shall be free and clear of and without any deduction or withholding for or on account of any taxes, levies, duties, charges, fees, restrictions or conditions of any nature now or hereafter imposed by any federal, state, country or local government or any political subdivision or taxing authority thereof or therein.

10. Notices. All notices hereunder shall be in writing and shall be conclusively deemed to have been received and shall be effective (a) on the day on which delivered if delivered personally or transmitted by facsimile (with hardcopy sent concurrently by first-class U.S. mail, postage prepaid), (b) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service, or (c) three Business Days after being sent by registered or certified United States mail, return receipt requested.

If to Holder:

Iakona, Inc.
906 West Lewis
San Diego, California 32103
Attention: Jason Kulpa

with a copy to:

Rutter Hobbs & Davidoff Incorporated
1901 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067
Attention: Andrew M. Apfelberg, Esq.
Tel: (310) 286-1700
Fax: (310) 286-1728

If to Debtor:

Morlex, Inc.
420 Lexington Avenue
Suite 450
New York, NY 10170
Attention: Mr. Richard Berman
Tel: (212) 581-5150
Fax: (212) 581-5198

All Ad Acquisition, Inc.
c/o Morlex, Inc.
420 Lexington Avenue
Suite 450
New York, NY 10170
Attention: Mr. Richard Berman
Tel: (212) 581-5150
Fax: (212) 581-5198

with a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attention: Jane Greyf, Esq.
Tel: (212) 940-3155
Fax: (866) 516-0358

11. Successors. This Note shall accrue to the benefit of the Holder and its successors and assigns and shall be binding upon the Debtor and its successors and assigns. The Debtor shall not transfer or assign any of its obligations hereunder without the prior written consent of the Holder.

12. Amendments and Waivers. This Note may be amended, supplemented, modified or waived only with the written consent of the Debtor and the Holder.

13. Headings. The headings in this Note are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

14. Severability. In case any one or more of the obligations of any party under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such party shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such party under this Note in any other jurisdiction.

15. Governing Law. This Note shall be construed in accordance with and shall be governed by the laws of the State of New York.

16. Debtor’s Obligations. The Holder agrees and acknowledges that this Note and the Debtor’s obligations hereunder and for all amounts payable are solely obligations and liabilities of the Debtor in connection with the transactions contemplated by the Purchase Agreement. None of the Debtor’s directors, officers, employees, stockholders, advisors, consultants and affiliates or any other persons shall be obligated or liable in respect of this Note or any amounts payable, and the Holder hereby releases them from any such obligation of liability.

17. Submission to Jurisdiction; Waiver of Venue.

(a) The Debtor consents and agrees to the non-exclusive jurisdiction of any state or federal court sitting in the County of San Diego, State of California, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein.

(b) The Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by hand delivery or by registered or certified United States mail to such respective party at its address set forth in Section 8.

(c) Nothing in this Section 15 shall affect the right of the Holder to serve legal process in any other manner permitted by law or affect the right of the Holder to bring any action or proceeding against the Debtor in the courts of any other jurisdiction.

18. Waiver of Right to Trial by Jury. EACH OF DEBTOR AND THE HOLDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE DEBTOR AND THE HOLDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signature page follows]

IN WITNESS WHEREOF, the Debtor has executed and delivered this Note as of the date first written above.

MORLEX, INC.

By:	/s/ Richard J. Berman
	Name:	Richard J. Berman
	Title:	Chief Executive Officer

ALL AD ACQUISITION, INC.

By:	/s/ Richard J. Berman
	Name:	Richard J. Berman
	Title:	President

EXHIBIT A

SECURITY AGREEMENT

(See attached.)